Exhibit 10.10
AMENDMENT 2021-1 TO THE
FIRST INTERSTATE BANCSYSTEM, INC.
DEFERRED COMPENSATION PLAN
A.Section 9.8 of the First Interstate BancSystem, Inc. Deferred Compensation Plan, restated effective January 1, 2016 (the “Plan”) gives First Interstate BancSystem, Inc. (the “Plan Sponsor”) the right to amend the Plan at any time.
B.On July 26, 2006, the Board of Directors of the Plan Sponsor delegated authority to the First Interstate BancSystem, Inc. Benefits Committee (the “Committee”) to amend the Plan to modify Plan design, including without limitation any modification of Plan provisions governing eligibility and/or benefits, in any manner which the Benefits Committee has determined will not cause any substantial increase in the cost to the Plan Sponsor or its subsidiaries of maintaining the Plan, or any substantial reduction in the overall level of benefits provided to employees under the Plan.
C.The following are amendments to the Plan adopted by the Committee as of the date specified below.
AMENDMENT OF PLAN
Sections 1.14 is replaced in its entirety with the following:
1.14 Eligible Individual. Eligible Individuals shall be those employees of the Employer who are (a) expressly selected by the Employer, in its sole discretion, to participate in the Plan, and (b) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”). In lieu of expressly selecting Eligible Individuals for Plan participation, the Employer may establish eligibility criteria providing for participation of all employees who satisfy such criteria. Eligible Individuals shall also include any active member of the board of directors of the Employer. Directors emeritus, advisory directors, and persons excluded from participation by action of the Compensation Committee on July 27, 2005 shall not be Eligible Individuals. The Employer may at any time, in its sole discretion, change the eligibility criteria for Eligible Individuals, or determine that one or more Participants will cease to be an Eligible Individual.
Section 5.1(c)(1) is replaced in its entirety with the following:
(1)For Retirement Account balances credited prior to 2022, if a Participant who is not a director terminates employment with the Employer prior to Retirement (except for death or Disability), all vested amounts credited to his or her Retirement Accounts shall be paid to the Participant in a lump-sum payment as soon as administratively feasible. For Retirement Account balances credited after 2021, if a Participant who is not a director terminates employment with the Employer prior to Retirement (except for death or Disability), all vested amounts credited to his or her Retirement Accounts shall be paid to the Participant in a lump-sum payment or in installments in accordance with the Participant’s election. Payments made under this section shall be made or shall commence within sixty (60) days of the Participant’s termination of employment, provided that the termination of employment constitutes a separation from service under Code Section 409A and the related regulations.

All other provisions of the Plan shall remain unamended and in full force.
The Committee has adopted this Second Amendment, effective as of July 1, 2021, by unanimous consent of all members of the Committee, as permitted by Section 5.2 of the Committee Charter.